SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C. 20549



                               FORM 8-K

                            CURRENT REPORT
  PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934


  Date of Report (Date of earliest event reported)     April 29, 1998



                      SUN HEALTHCARE GROUP, INC.

        (Exact name of registrant as specified in its charter)


  DELAWARE                        1-12040                  85-0410612

  (State or other jurisdiction   (Commission            (IRS Employer
   of incorporation)              File Number)     Identification No.)


  101 SUN AVENUE, N.E., ALBUQUERQUE, NEW MEXICO                 87109

  (Address of principal executive offices)                  (Zip Code)


  Registrants telephone number, including area code    (505) 821-3355


                            NOT APPLICABLE

      (Former name or former address, if changed since last report.)

ITEM 5.   OTHER EVENTS

     On April 29, 1998, Sun Healthcare Group, Inc. ( Sun ) announced that the company has priced two private placements of its securities. Sun and Sun Financing I, a Delaware statutory business trust and subsidiary of Sun, priced $300 million ($345 million if the initial purchasers' over-allotment option is exercised in full) of convertible trust issued preferred securities having an annual distribution rate of seven percent and an initial conversion price of $20.13 per share. Sun also priced $125 million of Senior Subordinated Notes due 2008 ($150 million if the initial purchasers' over-allotment option is exercised in full) having an annual interest rate of 9 percent (but is priced to yield 9.425 percent). The offerings are expected to close May 4, 1998.

     Sun intends to use the net proceeds from the offerings to reduce outstanding borrowings under its senior credit facility. The offered securities have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent registration or qualification or an applicable exemption from registration or qualification requirements.


                             SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                      SUN HEALTHCARE GROUP, INC.


                      By:  /s/ William C. Warrick

                      Name:     William C. Warrick
                      Title:    Vice President, Corporate
                                Controller

  Dated:  April 29, 1998